EXHIBIT 10.47

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made and entered into as of the 31 day of December, 2009, by and between Xerium Technologies, Inc. (the “Company”) and Stephen R. Light (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of February 11, 2008 (the “Employment Agreement”); and

WHEREAS, the parties desire to amend the Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual terms and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree that the Employment Agreement shall be amended as follows:

1. Section 4(c)(ii) (Equity Participation) shall be deleted and the following inserted in lieu thereof:

“On January 1, 2010, provided that the Executive’s employment by the Company hereunder is continuing on that date, the Company shall grant the Executive under its equity incentive plan then in effect Five Hundred Thousand (500,000) RSUs, valued at $0.85 per share. The 500,000 RSUs shall be performance-based and shall vest annually over a three-year period as provided in the attached 2010 Performance-Based Restricted Stock Units Agreement based on achievement of price targets to be specified by Rothschild, the Company’s independent investment advisors, based on a multiple of EBITDA for the relevant periods set forth in the Company’s forecast previously provided to the lenders.

On January 2, 2010, provided that the Executive’s employment by the Company hereunder is continuing on that date, the Company shall pay the Executive, in a lump sum, Eight Hundred Twenty Five Thousand and No/100 Dollars ($825,000.00) (the “Cash Payment”) and the Executive must use the total amount of the Cash Payment, less the amount necessary to satisfy the Executive’s tax obligation on the Cash Payment, to buy shares of the Company’s stock valued at a price equal to the average closing price over the final twenty (20) trading days in 2009 pursuant to the Stock Purchase Agreement dated December 31, 2009 between the Company and the Executive. Said purchase of the Company’s stock shall be made on the day the Cash Payment is made to the Executive or as soon thereafter as is possible, as an arm’s-length transaction at fair value.”

2. Section 6(b) (Compensation Upon Termination for Disability) is amended by deleting from the first sentence thereof the words, “Termination Date,” and inserting in lieu thereof, “date of the notice required by Section 5(b).”

3. Section 6(b) (Compensation Upon Termination for Disability) is amended by deleting from the current second sentence thereof the following: “in addition to any short-term and/or long-term disability benefits to which he is entitled, and.”

4. Section 6(b) (Compensation Upon Termination for Disability) is amended by adding a new second sentence which shall read:

“For the purpose of insuring that the Executive receives the full benefit of the Company’s short-term disability insurance plan, the Termination Date under Section 5(b) (Termination for Disability) shall be that date that corresponds with the date the Executive exhausts his eligibility for short-term disability insurance benefits under the Company’s then-existing short-term disability insurance plan.”

5. Section 6(b) (Compensation Upon Termination for Disability) is further amended by adding the following to the end of that Section:

“Further, if the Executive remains disabled at the end of the Company’s then-existing short term disability period, then at the end of that period, one-half of the Executive’s then-unvested RSUs shall vest and the other one-half of his then-unvested RSUs shall be forfeited.”

6. Except as herein amended, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year set forth above.

XERIUM TECHNOLOGIES, INC.

By:	/s/ John G. Raos
Name:	John G. Raos
Title:	Chairman, Compensation Committee

EXECUTIVE:

By:	/s/ Stephen R. Light 12/31/09
Name:	Stephen R. Light

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